Exhibit 10.2
Execution Version

EMPLOYEE MATTERS AGREEMENT
BY AND BETWEEN
HEXAGON AB
and
OCTAVE INTELLIGENCE PLC
MAY 22, 2026

i

ii

Section 8.16	Interpretation	15

Section 8.17	No Duplication; No Double Recovery	15

Section 8.18	No Waiver	15

Section 8.19	No Admission of Liability	15

iii

EMPLOYEE MATTERS AGREEMENT
This EMPLOYEE MATTERS AGREEMENT, dated as of May 22, 2026 (this “Agreement”), is by and between Hexagon AB, a Swedish corporation (“Parent”) and Octave Intelligence plc, an Irish public limited company (“Spinco”). Each of Parent and Spinco is sometimes referred to herein as a “Party” and collectively, as the “Parties.” Capitalized terms that are used but not otherwise defined herein shall have the meaning set forth in the Distribution Agreement.
WITNESSETH:
WHEREAS, Parent, acting through itself and its direct and indirect Subsidiaries, currently conducts the Spinco Business;
WHEREAS, Spinco is a wholly-owned, direct Subsidiary of Parent;
WHEREAS, Parent intends to separate the Spinco Business from the Parent Business subject to the conditions set forth in the Distribution Agreement, dated as of the date hereof, by and between Parent and Spinco (the “Distribution Agreement”) and the other documents related to the Distribution (as defined in the Distribution Agreement); and
WHEREAS, in connection with the Distribution, the Parties wish to enter into this Agreement in respect of certain employee matters.
NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1    Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:
(1)    “Adjusted Parent PSU Award” has the meaning set forth in Section 5.1.
(2)    “Adjusted Spinco PSU Award” has the meaning set forth in Section 5.2.
(3)    “Agreement” has the meaning set forth in the Preamble.
(4)    “Benefit Arrangement” means each Benefit Plan and Benefit Policy.
(5)    “Benefit Plan” means, with respect to an entity, each compensation or employee benefit plan, program, policy, agreement or other arrangement, whether or not “employee benefit plans” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), including any benefit plan, program, policy, agreement or arrangement providing cash- or equity-based compensation or incentives, health, medical, dental, vision, disability, accident or life insurance benefits, severance, retention, change in control, termination, deferred compensation, individual employment or consulting, retirement, pension or savings benefits, supplemental income, retiree benefit or other fringe benefit (whether or not taxable), that are sponsored or maintained by such entity (or to which such entity contributes or is required to contribute or in which it participates), and excluding workers’ compensation plans, policies, programs and arrangements.

(6)    “Benefit Policy” means, with respect to an entity, each plan, program, arrangement, agreement or commitment that is a vacation pay or other paid or unpaid leave policy or practice sponsored or maintained by such entity (or to which such entity contributes or is required to contribute) or in which it participates.
(7)    “COBRA” means the continuation coverage requirements for “group health plans” under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Sections 601 through 608 of ERISA.
(8)    “Distribution Agreement” has the meaning set forth in the Recitals.
(9)    “Employee Representative Body” means any works council, employee representative, labor union, trade union, labor or management organization, labor board, group of employees, or any similar representative or employee representative body certified or otherwise recognized for the purposes of bargaining collectively or established for the purposes of notification of or consultation on behalf of any employees.
(10)    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
(11)    “Former Parent Service Provider” means any former employee, independent contractor or consultant of Parent or any of its Subsidiaries or Affiliates who is not a Former Spinco Service Provider.
(12)    “Former Spinco Service Provider” means any individual who would qualify as a Spinco Group Employee, but whose employment or service with Parent or any of its Subsidiaries or Affiliates terminated for any reason prior to the Distribution Time.
(13)    “HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended.
(14)    “Non-U.S. Plans” has the meaning set forth in Section 4.2.
(15)    “Open Incentive Obligations” has the meaning set forth in Section 6.1.
(16)    “Parent” has the meaning set forth in the Preamble.
(17)    “Parent Benefit Arrangement” means any Benefit Arrangement sponsored, maintained or contributed to by any member of the Parent Group.
(18)    “Parent Group” means Parent and each Person (other than any member of the Spinco Group) that is a direct or indirect Subsidiary of Parent immediately after the Distribution Time, and each Person that becomes a Subsidiary of Parent after the Distribution Time (including as a result of transactions that occur following the Distribution Time).
(19)    “Parent Group Employee” means each employee of the Parent Group who does not qualify as a Spinco Group Employee.
(20)    “Parent Independent Contractor” means each individual independent contractor or consultant of Parent or any of its Subsidiaries or Affiliates who does not qualify as a Spinco Independent Contractor.
(21)    “Parent Participant” means any individual who, immediately following the Distribution Date, is a Parent Group Employee, a Former Parent Service Provider or a beneficiary, dependent or alternate payee of any of the foregoing.
(22)    “Parent PSU Award” means an award granted by Parent pursuant to an equity compensation plan or program of Parent that is denominated as a performance award under the terms of such plan and the related award agreement.

(23)    “Parent Remuneration Committee” means the Remuneration Committee of the Board of Directors of Parent.
(24)    “Parent Transferee” means each Spinco Group Employee who is employed by Parent or any of its Subsidiaries or Affiliates (other than Spinco and its Subsidiaries) as of the date on which such individual’s employment transfers to Spinco.
(25)    “Parent Welfare Plans” means any Welfare Plan maintained by Parent or any member of the Parent Group.
(26)    “Parent 401(k) Plan” means that certain defined contribution retirement plan covering eligible Parent Group Employees and in the United States.
(27)    “Party” and “Parties” have the meanings set forth in the Preamble.
(28)    “Plan Transition Date” means the date that is the earlier to occur of (i) the Distribution Date or (ii) such earlier date as agreed between the Parties.
(29)    “Spinco” has the meaning set forth in the Preamble.
(30)    “Spinco Automatic Transfer Employees” means any Parent Transferee, where local employment Laws, including, but not limited to, the Transfer Regulations, provide for an automatic transfer of such employee to Spinco or any member of the Spinco Group by operation of Law upon the transfer of a business as a going concern and such business transfer occurs as a result of the transactions contemplated by the Distribution Agreement.
(31)    “Spinco Benefit Arrangement” means any Benefit Arrangement sponsored, maintained or contributed to exclusively by any member of the Spinco Group.
(32)    “Spinco Compensation Committee” means the Compensation Committee of the Board of Directors of Spinco.
(33)    “Spinco Group” means Spinco, the other Spinco Entities, each Subsidiary of Spinco immediately after the Distribution Time and each other Person that becomes a Subsidiary of Spinco after the Distribution Time (including as a result of any transactions that occur following the Distribution Time in accordance with the Separation Step Plan).
(34)    “Spinco Group Employee” means each individual who is (a) employed by Parent or any of its Subsidiaries or Affiliates as of the date on which Parent determines to transfer the employment of the applicable individual to a member of the Spinco Group or (b) employed by the Spinco Group as of the Distribution Time and who, in each case, Parent and Spinco jointly determine as of such date is either (i) exclusively or primarily engaged in the Spinco Business or (ii) reasonably required for the ongoing operation of the Spinco Business following the Distribution Time, in each case regardless of whether any such employee is actively at work or is not actively at work as a result of disability or illness, an approved leave of absence (including military leave with reemployment rights under federal Law and leave under the Family and Medical Leave Act of 1993), vacation, personal day or similar short- or long-term absence, but in each case excluding any individual who Parent subsequently determines was inappropriately identified as a Spinco Group Employee.
(35)    “Spinco Independent Contractor” means each individual who, as of the date on which Parent determines to transfer the contracts of service of the applicable individual to a member of the Spinco Group, is engaged as an independent contractor or consultant by Parent or any of its Subsidiaries or Affiliates or who is party to any agreement with Parent or any of its Subsidiaries or Affiliates contemplating future service, and in each case who Parent and Spinco jointly determine as of such date is (or who, pursuant to such agreement contemplating future service, would be) either (i) exclusively or primarily engaged in the Spinco Business or (ii) reasonably required for the ongoing operation of the Spinco Business following the Distribution Time.
(36)    “Spinco Labor Agreement” means any agreement with any Employee Representative Body to which Parent or a member of the Parent Group, or Spinco or a member of the Spinco Group, is a party or bound that pertains to any Spinco Group Employees.
(37)    “Spinco Participant” means any individual who, immediately following the Distribution Date, is an Spinco Group Employee, a Former Spinco Service Provider or a beneficiary, dependent or alternate payee of any of the foregoing.
(38)    “Spinco PSU Award” has the meaning set forth in Section 5.2.
(39)    “Spinco Stock Plan” has the meaning set forth in Section 5.3.
(40)    “Spinco Transferee” means each Spinco Group Employee who is employed by Spinco or any of its Subsidiaries or Affiliates (other than Parent and its Subsidiaries) as of the date on which such individual’s employment transfers to Parent.
(41)    “Spinco Welfare Plans” has any Welfare Plan maintained by Spinco or any member of the Spinco Group.
(42)    “Spinco 401(k) Plan” means that certain defined contribution retirement plan covering eligible Spinco Group Employees and in the United States.
(43)    “Transfer Regulations” means all applicable Laws in any jurisdiction providing for an automatic transfer, by operation of Law, of employment in the event of a transfer of business, including all Laws of any EU Member State implementing the EU Council Directive 2001/23/EC of 12 March 2001 on the approximation of the Laws of the Member States relating to the safeguarding of employees’ rights in the event of transfers of undertakings, businesses or parts of undertakings or businesses (the “Acquired Rights Directive”) and legislation and regulations of any EU Member State implementing such Acquired Rights Directive.
(44)    “WARN Act” means the federal Worker Adjustment and Retraining Notification (WARN) Act of 1988, as amended, or any similar federal, state, or local Law requiring notice to employees with respect to plant or facility closings, mass layoffs, or other mass employment separations.
(45)    “Welfare Plan” means, where applicable, a “welfare plan” (as defined in Section 3(1) of ERISA and in 29 C.F.R. §2510.3-1) or a “cafeteria plan” under Section 125 of the Code, and any benefits offered thereunder, and any other plan offering health benefits (including medical, prescription drug, dental, vision and mental health and substance use disorder), disability benefits, or life, accidental death and disability, pre-tax premium conversion benefits, dependent care assistance programs, employee assistance programs, contribution funding toward a health savings account, flexible spending accounts, tuition reimbursement or adoption assistance programs or cashable credits.
Section 1.2    References; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Unless the context otherwise requires, the words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”. Unless the context otherwise requires, references in this Agreement to Articles, Sections, Annexes, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. The words “written request” when used in this Agreement shall include email. Reference in this Agreement to any time shall be to New York City, New York time unless otherwise expressly provided herein. Unless the context requires otherwise, references in this Agreement to “Parent” shall also be deemed to refer to the applicable member of the Parent Group, references to “Spinco” shall also be deemed to refer to the applicable member of the Spinco Group and, in connection therewith, any references to actions or omissions to be taken, or refrained from being taken, as the case may be, by Parent or Spinco shall be deemed to require Parent or Spinco, as the case may be, to cause the applicable members of the Parent Group or the Spinco Group, respectively, to take, or refrain from taking, any such action. In the event of any inconsistency or conflict which may arise in the application or interpretation of any of the definitions set forth in Section 1.1, for the purpose of determining what is and is not included in such definitions, any item explicitly included on a Schedule referred to in any such definition shall take priority over any provision of the text thereof.
ARTICLE II
GENERAL PRINCIPLES
Section 2.1    Nature of Liabilities. All Liabilities assumed or retained by a member of the Parent Group under this Agreement shall be Excluded Liabilities for purposes of the Distribution Agreement. All Liabilities assumed or retained by a member of the Spinco Group under this Agreement shall be Spinco Liabilities for purposes of the Distribution Agreement.
Section 2.2    Transfers of Employees.
(a)    The Parties intend that there shall be continuity of employment with respect to the Parent Group Employees and Spinco Group Employees following the Distribution Time and each Parent Group Employee shall continue to be employed by the Parent Group on and after the Distribution Date, and each Spinco Group Employee shall continue to be employed by the Spinco Group on and after the Distribution Date.
(b)    Subject to the requirements of applicable Law, through and until immediately before the Distribution Time, Parent shall use its reasonable best efforts to (i) cause the employment of any Spinco Group Employee to be transferred (or retained by, as applicable) a member of the Spinco Group and (ii) cause the employment of any Parent Group Employee to be transferred to (or retained by, as applicable) a member of the Parent Group.
(c)    Parent shall use its reasonable best efforts to cause each Spinco Automatic Transfer Employee to be employed by a member of the Spinco Group no later than the Distribution Time in accordance with applicable Law, and Spinco agrees to take all actions reasonably necessary to cause the Spinco Automatic Transfer Employees to be so employed. If a Spinco Automatic Transfer Employee objects to the transfer of employment to a member of the Spinco Group as permitted under applicable law and, if this consequence is foreseen in the respective applicable law, consequently does not become an employee of the Spinco Group and is terminated by Parent as a result, then Parent and Spinco will be jointly responsible for any severance or termination costs incurred by Parent in connection with such termination of employment.
(d)    The Parent Group and Spinco Group agree to execute, and to seek to have the applicable Spinco Group Employees or Parent Group Employees execute, such documentation, if any, as may be necessary to reflect the transfer of employment described in this Section 2.2.
Section 2.3    Assumption and Retention of Liabilities Generally.
(a)    Except as otherwise specifically provided in this Agreement, from and after the Distribution Time, Parent shall, or shall cause one or more members of the Parent Group to, accept, assume (or, as applicable, retain) and perform, discharge and fulfill (i) all Liabilities under all Parent Benefit Arrangements, whenever incurred; (ii) all Liabilities with respect to the employment, service, retirement, termination of employment or termination of service of all Parent Group Employees, Former Parent Service Providers and Parent Independent Contractors and their respective dependents and beneficiaries (and any alternate payees in respect thereof), whenever incurred and (iii) all other Liabilities or obligations expressly assigned to or assumed by a member of the Parent Group under this Agreement.
(b)    Except as otherwise specifically provided in this Agreement, from and after the Distribution Time, Spinco shall, or shall cause one or more members of the Spinco Group to, accept, assume (or, as applicable, retain) and perform, discharge and fulfill (i) all Liabilities under all Spinco Benefit Arrangements, whenever incurred; (ii) all Liabilities with respect to the employment, service, retirement, termination of employment or termination of service of all Spinco Group Employees, Former Spinco Service Providers and Spinco Independent Contractors and their respective dependents and beneficiaries (and any alternate payees in respect thereof), whenever incurred and (iii) all other Liabilities or obligations expressly assigned to or assumed by a member of the Spinco Group under this Agreement.
(c)    The Parties shall promptly reimburse one another, upon reasonable request of the Party requesting reimbursement and the presentation by such Party of such substantiating documentation as the other Party shall reasonably request, for the cost of any obligations or Liabilities satisfied or assumed by the Party requesting reimbursement or its Affiliates that are, or that have been made pursuant to this Agreement, the responsibility of the other Party or any of its Affiliates.
Section 2.4    Participation in Parent Benefit Arrangements.
(a)    Except as pursuant to this Agreement, effective no later than the Plan Transition Date, each Spinco Group Participant shall cease to actively participate in, be covered by, accrue benefits under, be eligible to contribute to or have any rights under any Parent Benefit Arrangement (except to the extent of previously accrued obligations that remain a Liability of any member of the Parent Group pursuant to this Agreement).
(b)    Except as pursuant to this Agreement, effective no later than the Plan Transition Date, each Parent Group Participant shall cease to actively participate in, be covered by, accrue benefits under, be eligible to contribute to or have any rights under any Spinco Benefit Arrangement (except to the extent of previously accrued obligations that remain a Liability of any member of the Spinco Group pursuant to this Agreement).
Section 2.5    Service Recognition.
(a)    From and after the Distribution Time, and in addition to any applicable obligations under the Transfer Regulations or other applicable Law, (i) Spinco shall, and shall cause each member of the Spinco Group to, give each Spinco Group Employee full credit for purposes of eligibility, vesting, and determination of level of benefits under any Spinco Benefit Arrangement for such Spinco Group Employee’s prior service with any member of the Parent Group or Spinco Group or any predecessor thereto, to the same extent such service was recognized by the applicable Parent Benefit Arrangement and (ii) Parent shall, and shall cause each member of the Parent Group to, give each Parent Group Employee full credit for purposes of eligibility, vesting, and determination of level of benefits under any Parent Benefit Arrangement for such Parent Group Employee’s prior service with any member of the Parent Group or Spinco Group or any predecessor thereto, to the same extent such service was recognized by the applicable Spinco Benefit Arrangement; provided, that in each case such service shall not be recognized to the extent it would result in the duplication of benefits.
(b)    Except to the extent prohibited by applicable Law or regulations, as soon as administratively practicable on or after the Plan Transition Date: (i) Spinco shall waive or cause to be waived all limitations as to preexisting conditions or waiting periods with respect to participation and coverage requirements applicable to each Spinco Group Employee under any Spinco Welfare Plan in which Spinco Group Employees participate (or are eligible to participate) to the same extent that such conditions and waiting periods were satisfied or waived under an analogous Parent Welfare Plan, (ii) Spinco shall provide or cause each Spinco Group Employee to be provided with credit for any co-payments, deductibles or other out-of-pocket amounts paid during the plan year in which the Spinco Group Employees become eligible to participate in the Spinco Welfare Plans in satisfying any applicable co-payments, deductibles or other out-of-pocket requirements under any such plans for such plan year, (iii) Parent shall waive or cause to be waived all limitations as to preexisting conditions or waiting periods with respect to participation and coverage requirements applicable to each Parent Group Employee under any Parent Welfare Plan in which Parent Group Employees participate (or are eligible to participate) to the same extent that such conditions and waiting periods were satisfied or waived under an analogous Spinco Welfare Plan and (iv) Parent shall provide or cause each Parent Group Employee to be provided with credit for any co-payments, deductibles or other out-of-pocket amounts paid during the plan year in which the Parent Group Employees become eligible to participate in the Parent Welfare Plans in satisfying any applicable co-payments, deductibles or other out-of-pocket requirements under any such plans for such plan year.
Section 2.6    Spinco Labor Agreements. Spinco shall, or shall cause the applicable member of the Spinco Group, to provide compensation and benefits to each Spinco Group Employee or former Spinco Group Employee covered by a Spinco Labor Agreement in accordance with the applicable Spinco Labor Agreement.
Section 2.7    Labor Matters.
(a)    Notwithstanding anything to the contrary in the Agreement, as of the Distribution Date, Spinco shall, or shall cause the applicable members of the Spinco Group to, assume, in accordance with their terms, each of the Spinco Labor Agreements covering Spinco Group Employees as of immediately prior to the Distribution Date. For the avoidance of doubt, nothing in this Section 2.7 shall prohibit Spinco or the applicable members of the Spinco Group from amending, modifying or terminating a Spinco Labor Agreement in accordance with its terms and applicable Law.
(b)    Prior to the Distribution Date, the Parties shall, and shall cause the other members of the Parent Group and/or Spinco Group (as applicable) to, comply with all requirements and obligations to inform, consult or otherwise notify any Spinco Group Employees, any Parent Group Employees, and/or Employee Representative Bodies in relation to the Distribution or other transactions contemplated by this Agreement and the Distribution Agreement, whether required pursuant to a Spinco Labor Agreement, the Transfer Regulations or other applicable Law.
Section 2.8    WARN. Notwithstanding anything set forth in this Agreement to the contrary, none of the transactions contemplated by or undertaken by this Agreement is intended to and none of the transactions contemplated by or undertaken by this Agreement shall constitute or give rise to an “employment loss” or employment separation within the meaning of the WARN Act or any other federal, state, or local Law or legal requirement addressing or requiring notice with respect to plant or facility closings, mass layoffs, or other mass employment separations. The Parties further agree to, and agree to cause the other members of the Parent Group or Spinco Group (as applicable) to, cooperate and use reasonable efforts to comply with preparing and delivering any notices required or potentially required pursuant to the WARN Act and any similar state, local or foreign Law in connection with the Distribution or other transactions contemplated by this Agreement.
ARTICLE III
U.S. QUALIFIED DEFINED CONTRIBUTION PLANS
Section 3.1    Parent 401(k) Plan. As of the Distribution Date, Parent or a member of the Parent Group shall retain sponsorship of and responsibility for the Parent 401(k) Plan, including Liabilities associated with the accounts of each Parent Participant under the Parent 401(k) Plan. Each Parent Participant who immediately prior to the Distribution Date was a participant in, or entitled to future benefits under, the Parent 401(k) Plan shall continue to have such rights, privileges and obligations under the Parent 401(k) Plan as is provided thereunder following the Distribution Date.
Section 3.2    Spinco 401(k) Plan. As of the Distribution Date, Spinco or a member of the Spinco Group shall retain sponsorship of and responsibility for the Spinco 401(k) Plan, including Liabilities associated with the accounts of each Spinco Participant under the Spinco 401(k) Plan. Each Spinco Participant who immediately prior to the Distribution Date was a participant in, or entitled to future benefits under, the Spinco 401(k)

Plan shall continue to have such rights, privileges and obligations under the Spinco 401(k) Plan as is provided thereunder following the Distribution Date.
ARTICLE IV
CERTAIN BENEFIT PLAN PROVISIONS
Section 4.1    Health and Welfare Benefit Plans.
(a)    (i) Effective as of the Plan Transition Date, the participation of each Spinco Group Employee (including each Parent Transferee) in a Parent Welfare Plan shall automatically cease and (ii) Spinco shall or shall cause a member of the Spinco Group to have in effect, no later than the earlier of the date of cessation described in subsection (i) above or the business day immediately prior to the Plan Transition Date, Spinco Welfare Plans providing health and welfare benefits for the benefit of each Spinco Group Employee with terms that are substantially similar to those provided to the applicable Spinco Group Employee immediately prior to the Plan Transition Date.
(b)    (i) Effective as of the Plan Transition Date, the participation of each Parent Group Employee in a Spinco Welfare Plan shall automatically cease and (ii) Parent shall or shall cause a member of the Parent Group to have in effect, no later than the earlier of the date of cessation described in subsection (i) above or the business day immediately prior to the Plan Transition Date, Parent Welfare Plans providing health and welfare benefits for the benefit of each Parent Group Employee with terms that are substantially similar to those provided to the applicable Parent Group Employee immediately prior to the Plan Transition Date.
(c)    The applicable member of the Spinco Group shall reimburse the applicable Parent Welfare Plan for any claims related to Parent Transferees or Former Spinco Service Providers paid by a Parent Welfare Plan (whether prior to or after the Distribution Time) and not charged back to the appropriate and applicable member of the Spinco Group prior to the Plan Transition Date. The applicable member of the Parent Group shall reimburse the applicable Spinco Welfare Plan for any claims related to Spinco Transferees or Former Parent Service Providers paid by a Spinco Welfare Plan (whether prior to or after the Distribution Time) and not charged back to the appropriate and applicable member of the Parent Group prior to the Plan Transition Date.
Section 4.2    Non-U.S. Plans. With respect to each Parent Benefit Arrangement and Spinco Benefit Arrangement that is maintained primarily in respect of individuals who are located outside of the United States (together, the “Non-U.S. Plans”), unless otherwise agreed by the Parties, (i) Parent shall fully perform, pay and discharge all obligations of the Non-U.S. Plans relating to Parent Group Employees, whenever incurred, (ii) Spinco shall fully perform, pay and discharge all obligations of the Non-U.S. Plans relating to Spinco Group Employees, whenever incurred and (iii) the Parties shall agree on the extent to which any Assets held in respect of such Non-U.S. Plans shall be retained by or transferred to the Parties.
Section 4.3    Chargeback of Certain Costs.
(a)    Nothing contained in this Agreement shall limit Parent’s ability to charge back any Liabilities that it incurs in respect of any Parent Benefit Arrangement to any of its operating companies in the ordinary course of business consistent with its past practices pursuant to charge back arrangements in effect as of the Distribution Time. Subject, and in addition to the foregoing, Parent shall allocate and charge back to Spinco or a member of the Spinco Group all Liabilities that Parent would otherwise have recognized by reason of the continued participation of Spinco Group Employees, Spinco Independent Contractors and Former Spinco Service Providers in Parent Benefit Arrangements prior to the Plan Transition Date (which Liabilities shall, for the avoidance of doubt, be subject to reimbursement under Section 2.3(c) of this Agreement).
(b)    Nothing contained in this Agreement shall limit Spinco’s ability to charge back any Liabilities that it incurs in respect of any Spinco Benefit Arrangement to any of its operating companies in the ordinary course of business consistent with its past practices pursuant to charge back arrangements in effect as of the

Distribution Time. Subject, and in addition, to the foregoing, Spinco shall allocate and charge back to Parent or a member of the Parent Group all Liabilities that Spinco would otherwise have recognized by reason of the continued participation of Parent Group Employees, Parent Independent Contractors and Former Parent Service Providers in Spinco Benefit Arrangements prior to the Plan Transition Date (which Liabilities shall, for the avoidance of doubt, be subject to reimbursement under Section 2.3(c) of this Agreement).
ARTICLE V
EQUITY INCENTIVE AWARDS
Section 5.1    Treatment of Parent PSU Awards Held by Parent Group Employees. Upon or following the Distribution Time, each Parent PSU Award held by a Parent Group Employee that is outstanding as of the Distribution Time shall remain an award denominated in Parent Class B Shares and shall be equitably adjusted as determined by the Board of Directors of Parent, who may be instructed by Parent’s shareholders, to reflect the Distribution (each adjusted award, an “Adjusted Parent PSU Award”), which shall include an adjustment to the number of shares of Parent Class B Shares to which the Adjusted Parent PSU Award relates and may include an adjustment to the performance objectives applicable to the original Parent PSU Award, and the Adjusted Parent PSU Award shall otherwise be subject to the substantially similar terms and conditions as the terms and conditions applicable to the corresponding Parent PSU Award immediately prior to the Distribution Time.
Section 5.2    Treatment of Parent PSU Awards Held by Spinco Group Employees. Upon or following the Distribution Time, each Parent PSU Award held by a Spinco Group Employee that is outstanding as of the Distribution Time shall be cancelled and reissued into an award denominated in Spinco Class B Ordinary Share (a “Spinco PSU Award”) and shall be subject to the substantially similar terms and conditions as the terms and conditions applicable to the corresponding Parent PSU Award immediately prior to the Distribution Time, provided, however, that (i) the number of Spinco Class B Ordinary Share to which such Spinco PSU Award relates shall be equal to the product, rounded up to the nearest whole number of shares, obtained by multiplying (x) the number of shares of Parent Class B Shares to which the corresponding Parent PSU Award related immediately prior to the Distribution Date by (y) the equity award adjustment ratio and (ii) the performance metrics applicable to such Parent PSU Award shall be adjusted from growth of Parent’s earnings per share to growth of Spinco’s Non-GAAP Adjusted Income from Operations, excluding the impacts of capitalization of software development costs.
Section 5.3    Spinco Long-Term Incentive Plan. Effective as of the Distribution Time, Spinco shall have adopted the Spinco Long-Term Incentive Plan, which shall permit the grant and issuance of equity incentive awards denominated in Spinco Class B Ordinary Share as described in this Article V.
Section 5.4    General Terms.
(a)    All of the adjustments described in this Article V shall be effectuated in accordance with Section 409A of the Code, in each case to the extent applicable. Notwithstanding the foregoing, if the treatment set forth in this Article V would cause adverse tax consequences to any Spinco Group Employees located outside of the United States, the Parties shall use their reasonable best efforts to cause the treatment to be conformed in a manner that does not give rise to such adverse Tax consequences.
(b)    The Parties shall use their reasonable best efforts to maintain effective registration statements with the Securities Exchange Commission with respect to the awards described in this Article V, to the extent any such registration statement is required by applicable Law.
(c)    The Parties hereby acknowledge that the provisions of this Article V are intended to achieve certain tax, legal and accounting objectives and, in the event such objectives are not achieved, the Parties agree to negotiate in good faith regarding such other actions that may be necessary or appropriate to achieve such objectives.

ARTICLE VI
ADDITIONAL MATTERS
Section 6.1    Cash Incentive Programs. For any Parent or Spinco cash incentive or sales commission performance period that has not concluded as of the Distribution (the “Open Incentive Obligations”), Spinco and Parent shall provide that each applicable Spinco Group Employee and Parent Group Employee, as applicable, shall continue to be eligible to receive a cash incentive bonus or sales commission payment in accordance with the same terms and conditions as applied to such Spinco Group Employee or Parent Group Employee under the corresponding Parent or Spinco cash incentive or sales commission program as in effect immediately prior to the date of such transfer, as equitably adjusted (if applicable) by the Spinco Compensation Committee or Parent Remuneration Committee, as applicable, to the extent necessary to reflect the transactions contemplated by the Distribution Agreement. Notwithstanding any provision of this Agreement or the Distribution Agreement to the contrary, neither Parent nor Spinco shall be obligated to transfer assets in respect of the Open Incentive Obligations. Parent acknowledges and agrees that, except as otherwise provided herein, it shall have full responsibility with respect to any Liabilities and the payment or performance of any obligations arising out of or relating to any incentive, commission or other similar compensatory arrangement previously provided by any member of the Parent Group or Spinco Group to any Parent Group Employee. Spinco acknowledges and agrees that, except as otherwise provided herein, it shall have full responsibility with respect to any Liabilities and the payment or performance of any obligations arising out of or relating to any incentive, commission or other similar compensatory arrangement previously provided by any member of the Parent Group or Spinco Group to any Spinco Group Employee.
Section 6.2    Individual Arrangements. Parent acknowledges and agrees that, except as otherwise provided herein, it shall have full responsibility with respect to any Liabilities and the payment or performance of any obligations arising out of or relating to any employment, separation, severance, consulting, non-competition, retention or other compensatory arrangement previously provided by any member of the Parent Group or Spinco Group to any Parent Group Employee. Spinco acknowledges and agrees that, except as otherwise provided herein, it shall have full responsibility with respect to any Liabilities and the payment or performance of any obligations arising out of or relating to any employment, separation, severance, consulting, non-competition, retention or other compensatory arrangement previously provided by any member of the Parent Group or Spinco Group to any Spinco Group Employee.
Section 6.3    Transfers of Independent Contractors. Subject to the requirements of applicable Law, through and until immediately before the Distribution Time, Parent shall use its reasonable best efforts to (i) cause the contract of services of any Spinco Independent Contractor to be transferred to (or retained by, as applicable) a member of the Spinco Group and (ii) cause the contract of services between any Parent Independent Contractor to be transferred to (or retained by, as applicable) a member of the Parent Group.
Section 6.4    Severance Pay Plans. The Parties acknowledge and agree that the transactions contemplated by the Distribution Agreement will not constitute a termination of employment of any Parent Group Employee or Spinco Group Employee for purposes of any policy, plan, program or agreement of Parent or Spinco or any member of the Parent Group or Spinco Group that provides for the payment of severance, separation pay, salary continuation or similar benefits in the event of a termination of employment.
Section 6.5    Time-Off Benefits. Spinco and Parent shall credit each Spinco Group Employee and Parent Group Employee, respectively, with the amount of accrued but unused vacation time, sick time and other time-off benefits as such Spinco Participant or Parent Participant had with the Parent Group or the Spinco Group, as applicable, as of the Distribution Date.
Section 6.6    Workers’ Compensation Liabilities. Effective no later than the Distribution Time, Spinco shall assume all Liabilities for Spinco Group Employees and Former Spinco Service Providers related to any and all workers’ compensation injuries, incidents, conditions, claims or coverage, whenever incurred (including claims incurred prior to the Distribution Time but not reported until after the Distribution Time), and

Spinco shall be fully responsible for the administration, management and payment of all such claims and satisfaction of all such Liabilities. Notwithstanding the foregoing, if Spinco is unable to assume any such Liability or the administration, management or payment of any such claim solely because of the operation of applicable Law, Parent shall retain such Liabilities and Spinco shall reimburse and otherwise fully indemnify Parent for all such Liabilities, including the costs of administering the plans, programs or arrangements under which any such Liabilities have accrued or otherwise arisen.
Section 6.7    COBRA and HIPAA. Spinco shall assume responsibility for compliance with the health care continuation requirements of COBRA, the certificate of creditable coverage requirements of HIPAA, and the corresponding provisions of the Spinco Welfare Plans, with respect to any participating Spinco Group Employee who incurs a qualifying event or loss of coverage under the Spinco Welfare Plans on or after the Distribution Date. Parent shall retain responsibility for compliance with the health care continuation coverage requirements of COBRA with respect to participating Spinco Group Employees who, as of the day prior to the Distribution Date, were covered under a Parent Welfare Plan pursuant to COBRA or who had incurred a COBRA “qualifying event” and were eligible to elect COBRA under a Parent Welfare Plan. The Parties hereto agree that neither the Distribution nor any transfers of employment directly from the Spinco Group to the Parent Group or directly from the Parent Group to the Spinco Group that occur before the Distribution Date shall constitute a COBRA “qualifying event” for purposes of COBRA.
Section 6.8    Code Section 409A. Notwithstanding anything in this Agreement to the contrary, the Parties shall negotiate in good faith regarding the need for any treatment different from that otherwise provided herein with respect to the payment of compensation to ensure that the treatment of such compensation does not cause the imposition of a Tax under Section 409A of the Code. In no event, however, shall any Party be liable to another in respect of any Taxes imposed under, or any other costs or Liabilities relating to, Section 409A of the Code.
Section 6.9    Payroll Taxes and Reporting. The Parties shall, to the extent practicable, (i) treat Spinco or a member of the Spinco Group as a “successor employer” and Parent (or the appropriate member of the Parent Group) as a “predecessor,” within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code, with respect to Parent Transferees for purposes of Taxes imposed under the United States Federal Unemployment Tax Act or the United States Federal Insurance Contributions Act, and (ii) cooperate with each other to avoid, to the extent possible, the filing of more than one IRS Form W-2 with respect to each Parent Transferee for the calendar year in which the Distribution Date occurs.
Section 6.10    Certain Requirements. Notwithstanding anything in this Agreement to the contrary, if the Transfer Regulations, the terms of a Spinco Labor Agreement or applicable Law require that any assets or Liabilities be retained by the Parent Group or transferred to or assumed by the Spinco Group in a manner that is different from that set forth in this Agreement, such retention, transfer or assumption shall be made in accordance with the terms of such Spinco Labor Agreement or applicable Law and shall not be made as otherwise set forth in this Agreement.
ARTICLE VII
GENERAL AND ADMINISTRATIVE
Section 7.1    Employer Rights. Nothing in this Agreement shall be deemed to be an amendment to any Parent Benefit Arrangement or Spinco Benefit Arrangement or to prohibit any member of the Parent Group or Spinco Group, as the case may be, from amending, modifying or terminating any Parent Benefit Arrangement or Spinco Benefit Arrangement at any time in its sole discretion.
Section 7.2    Effect on Employment. Nothing in this Agreement is intended to or shall confer upon any Parent Group Employee, Spinco Group Employee, Former Parent Service Provider or Former Spinco Service Provider any right to continued employment, or any recall or similar rights to any such individual on layoff or any type of approved leave.

Section 7.3    Consent of Third Parties. If any provision of this Agreement is dependent on the consent of any third party and such consent is withheld, the Parties shall use their reasonable best efforts to implement the applicable provisions of this Agreement to the fullest extent practicable. If any provision of this Agreement cannot be implemented due to the failure of such third party to consent, the Parties hereto shall negotiate in good faith to implement the provision (as applicable) in a mutually satisfactory manner.
Section 7.4    Access to Employees. On and after the Distribution Time, Parent and Spinco shall, or shall cause each of their respective Affiliates to, make available to each other those of their employees who may reasonably be needed in order to defend or prosecute any legal or administrative action (other than a legal action between Parent and Spinco) to which any employee or director of the Parent Group or the Spinco Group or any Parent Benefit Arrangement or Spinco Benefit Arrangement is a party and which relates to a Parent Benefit Arrangement or Spinco Benefit Arrangement. The Party to whom an employee is made available in accordance with this Section 7.4 shall pay or reimburse the other Party for all reasonable expenses which may be incurred by such employee in connection therewith, including all reasonable travel, lodging, and meal expenses, but excluding any amount for such employee’s time spent in connection herewith.
Section 7.5    Beneficiary Designation/Release of Information/Right to Reimbursement. To the extent permitted by applicable Law and except as otherwise provided for in this Agreement, all beneficiary designations, authorizations for the release of information and rights to reimbursement made by or relating to Spinco Group Employees under Parent Benefit Arrangements, or to Parent Group Employees under Spinco Benefit Arrangements, shall be transferred to and be in full force and effect under the corresponding Spinco Benefit Arrangements or Parent Benefit Arrangements, respectively, until such beneficiary designations, authorizations or rights are replaced or revoked by, or no longer apply, to the relevant Spinco Group Employee or Parent Group Employee.
Section 7.6    No Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and, except to the extent otherwise expressly provided herein, nothing in this Agreement, express or implied, is intended to confer any rights, benefits, obligations or Liabilities under this Agreement upon any Person, other than the Parties and their respective successors and assigns.
Section 7.7    No Acceleration of Benefits. Except as otherwise provided in this Agreement, no provision of this Agreement shall be construed to create any right, or accelerate vesting or entitlement, to any compensation or benefit whatsoever on the part of any Spinco Group Employee, Parent Group Employee or other former, current or future employee of the Parent Group or Spinco Group under any Benefit Arrangement of the Parent Group or Spinco Group.
Section 7.8    Employee Benefits Administration. At all times following the date hereof, the Parties will cooperate in good faith as necessary to facilitate the administration of employee benefits and the resolution of related employee benefit claims with respect to employees and other service providers of Spinco and Parent, including with respect to the provision of employee level information necessary for the other Party to manage, administer, finance and file required reports with respect to such administration.
ARTICLE VIII
MISCELLANEOUS
Section 8.1    Entire Agreement. This Agreement (including the Exhibits and Schedules) and the Distribution Agreement (including the Exhibits and Schedules) constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings between the parties with respect to such subject matter. In the event of any conflict between this Agreement and the Distribution Agreement, the terms of this Agreement shall prevail.
Section 8.2    Counterparts. This Agreement may be executed in two or more counterparts (including by electronic or .pdf transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of any signature page by facsimile, electronic or .pdf transmission shall be binding to the same extent as an original signature page.
Section 8.3    Survival of Covenants. Except as expressly set forth in this Agreement, the covenants and other agreements contained in this Agreement, and liability for the breach of any covenants and other agreements contained herein, shall survive each of the Reorganization and the Distribution and shall remain in full force and effect.
Section 8.4    Dispute Resolution. The Parties acknowledge and agree that Article VIII of the Distribution Agreement is hereby incorporated into this Agreement, and the procedures set forth therein shall apply, mutatis mutandis, to any dispute, controversy, or claim arising out of or relating to this Agreement, including the breach, termination, or validity thereof, and any question of the arbitrators’ jurisdiction, the arbitrability of any claim, or the existence, scope or validity of this arbitration agreement.
Section 8.5    Notices. All notices and other communications among the Parties under this Agreement shall be in writing and shall be deemed to have been duly given (w) when delivered in person, (x) when delivered after posting in the national mail having been sent registered or certified mail return receipt requested, postage prepaid, (y) when delivered by FedEx or other internationally recognized overnight delivery service or (z) when delivered by facsimile (solely if receipt is confirmed) or email (so long as the sender of such email does not receive an automatic reply from the recipient’s email server indicating that the recipient did not receive such email), addressed as follows:
(a)    If to Parent or, on or prior to the Distribution Date, to Spinco, then to:
Hexagon AB
P.O. Box 3692
SE-103 59 Stockholm, Sweden
Street address: Lilla Bantorget 15
SE-111 23 Stockholm, Sweden
Attention:    Thomas De Muynck
Email:    [***]
with a copy (which shall not constitute notice) to:
Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004-2498
United States
Sullivan & Cromwell LLP
1 New Fetter Lane
London, EC4A 1AN
United Kingdom
Attention:    Evan S. Simpson
Alan J. Fishman
Email:    [***]
[***]

(b)    if, following the Distribution Date, to Spinco, then to:
Octave Intelligence plc
305 Intergraph Way
Madison, Alabama 35758
Attention:    Anthony P. Zana
Email:    [***]
with a copy (which shall not constitute notice) to:
Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004-2498
United States
Sullivan & Cromwell LLP
1 New Fetter Lane
London, EC4A 1AN
United Kingdom
Attention:    Evan S. Simpson
Alan J. Fishman
Email:    [***]
[***]
or to such other address or addresses as the Parties may from time to time designate in writing by like notice.
Section 8.6    Waivers. Any consent required or permitted to be given by any Party to the other Party under this Agreement shall be in writing and signed by the Party giving such consent and shall be effective only against such Party.
Section 8.7    Assignment. This Agreement shall not be assigned by any Party without the prior written consent of Spinco and Parent, except that a Party may assign any or all of its rights and obligations under this Agreement in connection with a sale or disposition of any assets or entities or lines of business of such Party or in connection with a merger transaction in which such Party is not the surviving entity; provided, however, in each case, no such assignment shall release such Party from any liability or obligation under this Agreement. The provisions of this Agreement and the obligations and rights under this Agreement shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted transferees and assigns.
Section 8.8    Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party or Parties who are, or are to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief (on an interim or permanent basis) of their rights under this Agreement. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, may be inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties. Nothing in this section is intended to limit or waive the aggrieved Party’s ability to pursue any other remedy to which it is entitled.
Section 8.9    WAIVER OF JURY TRIAL. THE PARTIES HEREBY UNCONDITIONALLY AND IRREVOCABLY WANE THEIR RIGHT TO TRIAL BY JURY IN ANY JUDICIAL PROCEEDING IN ANY COURT RELATING TO ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION DOCUMENT (INCLUDING ANY SCHEDULE OR EXHIBIT HERETO AND THERETO) OR THE BREACH, TERMINATION OR VALIDITY OF

SUCH AGREEMENTS OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF SUCH AGREEMENTS. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED INSTRUMENTS. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 8.10. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 8.10 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES
Section 8.10    Termination and Amendment. This Agreement may be terminated, modified or amended at any time prior to the Distribution Date by and in the sole discretion of Parent without the approval of Spinco or the stockholders of Parent. In the event of such termination, no Party shall have any liability of any kind to the other Party or any other Person. After the Distribution Date, this Agreement may not be terminated, modified or amended except by an agreement in writing signed by Parent and Spinco.
Section 8.11    Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party or by any entity that becomes a Subsidiary of such Party at and after the Distribution Time, to the extent such Subsidiary remains a Subsidiary of the applicable Party.
Section 8.12    Headings. The headings contained in this Agreement are inserted for convenience only and shall not be considered in interpreting or construing any of the provisions contained in this Agreement.
Section 8.13    Governing Law; Submission to Jurisdiction. The Parties acknowledge and agree that Section 9.2 of the Distribution Agreement is hereby incorporated into this Agreement.
Section 8.14    Severability. If any provision of this Agreement, or the application of any such provision to any Person or circumstance, shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, then such invalidity, illegality or unenforceability shall not affect any other provision hereof. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.
Section 8.15    Interpretation. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.
Section 8.16    No Duplication; No Double Recovery. Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances.
Section 8.17    No Waiver. No failure to exercise and no delay in exercising, on the part of any Party, any right, remedy, power or privilege hereunder shall operate as a waiver hereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
Section 8.18    No Admission of Liability. The allocation of Assets and Liabilities herein is solely for the purpose of allocating such Assets and Liabilities between Parent and Spinco and is not intended as an admission of liability or responsibility for any alleged Liabilities vis-à-vis any third party, including with respect to the Liabilities of any non-wholly owned Subsidiary of Parent or Spinco.
[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

HEXAGON AB

By	/s/ Anders Svensson
	Name:	Anders Svensson
	Title:	President and CEO

OCTAVE INTELLIGENCE PLC

By	/s/ Mattias Stenberg
	Name:	Mattias Stenberg
	Title:	Chief Executive Officer
[Signature Page to Employee Matters Agreement]